Exhibit 99.1

Energy Focus Appoints Phil Politziner to the Board of Directors

SOLON, Ohio, August 9, 2019 (GLOBE NEWSWIRE) -- Energy Focus, Inc. (NASDAQ: EFOI), a leader in LED lighting technologies, today announced it has appointed accounting industry veteran and community leader Phil Politziner to its Board of Directors (the “Board”). Mr. Politziner will also serve on the Board’s Audit Committee.
Mr. Politziner was co-founder of Amper, Politziner & Mattia, which he helped grow into one of the top 25 accounting and consulting firms in the United States. The firm began in 1965 and Mr. Politziner served as Managing Partner until 2008. The firm merged with Eisner & Co. in 2010 and changed its name to EisnerAmper, where Mr. Politziner also served as Chairman Emeritus.
Recognized for his outstanding achievements in the accounting field, Mr. Politziner was named to the NJBIZ Hall of Fame in 2011 in recognition of his contributions to the accounting profession and the New Jersey business community. In 2006, he was named to the New Jersey Technology Council’s Hall of Fame as a Titan of Technology (NJTC) for his commitment to technology companies in the region. Prior to that, he received the NJTC’s highest individual distinction, The John H. Martinson Technology Supporter Award. Mr. Politziner also received the Middlesex County Regional Chamber of Commerce Community Leaders of Distinction Award.
“Phil brings to Energy Focus an exceptional background in accounting, finance and entrepreneurship”, said James Tu, Chairman and CEO of Energy Focus, Inc.  “With an extensive range of proven experiences from accounting to corporate governance to organizational leadership and strategic planning and from technology startups to capital markets, Phil will be a powerful and timely addition to our Board.  We very much look forward to having his contributions to our sustainable growth and social impact in the years ahead.”

“I am honored to join Energy Focus’s Board as the Company embarks on a new and exciting chapter towards becoming a premier LED lighting leader,” said Mr. Politziner.  “I look forward to partnering with James, the management team and the Board to build substantial value for Energy Focus’ community of constituents, be it employees, customers, partners or stockholders,” said Mr. Politziner.

Mr. Politziner was appointed as a board director for Jensyn Acquisition Corporation (NASDAQ: JSYN) in 2016, where he had been the chairman of the audit committee until June 2019 when it consummated its merger with Peck Electric Co.  Mr. Politziner received his B.S. in accounting from New York University and is currently licensed as a CPA in New Jersey.  He is a member of the American Institute of Certified Public Accountants (AICPA) and the New Jersey Society of Certified Public Accountants (NJSCPA).

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technologies. As the creator of the first flicker-free LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com
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32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Media Contact:
Ashley Tolfo
Energy Focus, Inc.
(800) 327-7877
atolfo@energyfocus.com
Investor Contacts:
Satya Chillara
Darrow Associates, Inc.
(510) 396-2776
ir@energyfocus.com

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877